AMENDMENT NO. 1 TO
CONVERTIBLE NOTE

THIS AMENDMENT NO. 1 TO THE CONVERTIBLE (the ‘‘Amendment’’), is dated as of the 29th day of September, 2006, and is made by and among CREATIVE ENTERPRISES INTERNATIONAL, INC. (the ‘‘Company’’), and Mr. James Robb (the ‘‘Holder’’). Capitalized terms not defined herein have the meanings given to them in the Note.

W I T N E S S E T H:

WHEREAS, the Holder is the designated payee under those certain convertible notes issued by the Company in the aggregate principal amount of $50,000 made by the Company on or about June 5, 2006 (the ‘‘Notes’’);

WHEREAS, the Company and the Holder desire to amend the terms of the Notes as set forth herein;

NOW, THEREFORE, it is mutually agreed by and between the parties hereto as follows:

1.    The Company and Holder each hereby agree that the Company shall repay the Principal and accrued but unpaid Interest thereon as follows:

(a)    An amount of $10,000 shall be paid to the Holder immediately upon the closing by the Company of at least $200,000 in gross proceeds (the ‘‘Initial Closing’’) in a private placement of its securities (the ‘‘Private Placement’’); and

(b)    The balance of the Principal and all accrued but unpaid Interest thereon will be repaid in full no later than sixty (60) days from the date of the Initial Closing, with the Principal amount of $20,000 (plus accrued Interest thereon) due and payable thirty (30) days from the Initial Closing and the balance of all unpaid Principal and Interest due and payable thirty (30) days thereafter.

2.    The Note has not been assigned, pledged or otherwise transferred by the Holder.

3.    The Holder may place a legend on the Note referencing the existence of this Amendment.

4.    Except as hereby modified and amended, the Company and the Holder hereby ratifies and confirms all other terms of the Note.

5.    The Holder shall attach to the Note a fully executed copy of this Amendment.

6.    This Amendment contains the entire agreement and understanding of the parties with respect to its subject matter. This Amendment supersedes all prior arrangements and understandings between the parties, either written or oral, with respect to its subject matter.

7.    This Amendment may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one Amendment. This Amendment may not be amended or modified except in writing signed by each of the parties to this Amendment. The observance of any term of this Amendment may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party or parties waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the rights at a later time to enforce the same. No waivers of or exceptions to any term, condition, or provision of this Amendment, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition, or provision.

IN WITNESS WHEREOF, each signatory to this Amendment, by their appropriate officers thereunto duly authorized, have executed this Amendment as of the date first set forth above.

COMPANY:

CREATIVE ENTERPRISES INTERNATIONAL, INC.

By:

Name:
        Title:

Agreed and acknowledged by:

HOLDER:

By:

Name: James Robb